Exhibit 10.23B

EXECUTION VERSION

LEASE AGREEMENT

(383 Colorow Drive, Salt Lake City, Utah)

This Lease Agreement (the “Lease”) is made as of the 22nd day of December, 2005, by and between BMR-383 Colorow Drive LLC, a Delaware limited liability company (the “Landlord”) and NPS Pharmaceuticals, Inc., a Delaware corporation (the “Tenant”).

ARTICLE 1. DESCRIPTION OF PREMISES

1.1 Premises. Landlord hereby leases to Tenant and Tenant leases from Landlord, pursuant to the terms, conditions and uses herein set forth, that certain real property commonly known as 383 Colorow Drive, Salt Lake City, Utah and more particularly described in Exhibit A attached hereto (the “Land”), including a building located on the Premises containing approximately 93,650 square feet of rentable space (the “Building” and, together with the Land, the “Premises”).

ARTICLE 2. TERM

2.1 Lease Term. The term of this Lease will be for 15 years commencing on December 22, 2005 (the “Commencement Date”) and ending on December 21, 2020 (“Lease Term”). Tenant has two consecutive five-year options to extend the Lease Term, as further described in Article 34.

ARTICLE 3. RENT

3.1 Base Monthly Rental. Tenant shall pay to Landlord at the address set forth in Section 36.10, or such other address as Landlord may advise Tenant in writing, without deduction, offset or prior notice or demand, and Landlord shall accept, as rent for the Premises the sum of $158,333.00 per month ($1,900,000.00 per year), subject to adjustments pursuant to Section 3.3 below, in lawful money of the United States payable in advance on the first day of each month of the term of this Lease. Said monthly installments shall hereinafter be referred to as the “Base Monthly Rental.” Tenant has delivered to Landlord the Base Monthly Rental for the first month of the term hereof upon execution and delivery of this Lease. For purposes of this Lease, “Rent” will mean the Base Monthly Rent plus the Additional Rent plus any other charges due Landlord by Tenant under this Lease.

3.2 Proration of Rent. Prior to the first day of the first full calendar month of occupancy, in lieu of the Base Monthly Rental, Tenant will pay Landlord an amount equal to the Base Monthly Rental multiplied by a factor having as its numerator the number of days remaining in the month from, after and including the Commencement Date and as its denominator the number thirty. On the first day of the last month of this Lease, in lieu of the Base Monthly Rental, Tenant will pay Landlord an amount equal to the Base Monthly Rental multiplied by a factor having as its numerator the number of days remaining in the lease term and as its denominator the number thirty. Except as provided in Section 3.2, Rent shall be payable in accordance with the terms of Section 3.1.

3.3 Annual Adjustments. The Base Monthly Rental will be increased annually commencing on the first day of the calendar month immediately following the third anniversary of the Commencement Date, and on each anniversary thereafter, by an amount equal to 2.75% of the Base Monthly Rental for the preceding year.

3.4 Additional Rent, Expenses and Costs. Commencing upon the Commencement Date, Tenant shall pay to Landlord (unless otherwise expressly required hereunder to pay directly to a third party), as additional rent (“Additional Rent”), all sums of money of any and every sort required to be paid by Tenant under this Lease, whether or not the same are designated as Additional Rent; provided, however, with respect to capital replacements in the last five years of the Lease Term, Landlord shall initially be responsible for the cost of such capital replacements and Tenant shall only make such capital replacements after obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld. The cost of such capital replacements shall be amortized over the useful life of the capital replacement, as such useful life is determined under Internal Revenue Service Treasury regulations, and the pro rata portion of the cost thereof attributable to the period: (a) prior to the expiration of the Lease Term shall be payable by the Tenant, at Tenant’s option, (i) monthly as Additional Rent with interest on the unamortized balance at the rate of ten percent (10%) per annum (the “Default Rate”), or (ii) to Landlord in cash within 10 days of receipt of Landlord’s consent, or (b) following the expiration of the Lease Term shall not be included as Additional Rent and shall be the sole responsibility of Landlord; provided, however, if Tenant exercises an option to extend the Lease Term pursuant to Section 34, Landlord may recover and Tenant shall (y), in the event it exercised its option pursuant to subsection (a)(i) above, continue to pay monthly as Additional Rent the portion of such cost previously excluded to the extent it falls within the extension term, or (z) in the event Tenant exercised its option pursuant to subsection (a)(ii) above, pay to Landlord within 10 days following Tenant’s exercise of such option pursuant to Section 34, the portion of such cost previously excluded to the extent it falls within the extension term. If such amounts or charges are not paid at the time provided in this Lease, they shall nevertheless be collectible as Additional Rent with the next installment of the Base Monthly Rental thereafter falling due, but nothing herein contained shall be deemed to suspend or delay the payment of any amount of money or charge at the time the same becomes due and payable hereunder, or limit any other remedy of Landlord. Except as provided in this Section, Tenant acknowledges that this is an absolute net lease to Landlord. As such, Tenant shall pay, as Additional Rent, all costs and expenses relating to the Premises.

3.5 Late Fees. Tenant acknowledges that late payment by Tenant to Landlord of the Base Monthly Rental or other charges incurred under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix. Such costs include, without limitation, processing, administrative and accounting charges. If any payment of Base Monthly Rental, Additional Rent, or other charges due from Tenant is not received by Landlord within 5 business days of when due, such unpaid amounts shall bear interest at the Default Rate from the date due to the date of payment. In addition to interest, Tenant shall pay a sum of the greater of (i) 3% of the overdue rent or (ii) $15.00 as a late charge (“Late Charge”). Late Charges shall constitute Additional Rent. The parties agree that the Late Charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. Acceptance of any Late Charge shall not constitute a waiver of Tenant’s default with respect to the overdue amount, or prevent Landlord from exercising any of the other rights and remedies available to Landlord hereunder.

3.6 Security Deposit. Tenant will pay a security deposit of $300,000 (payable in cash or in the form of a letter of credit reasonably acceptable to Landlord) (the “Security Deposit”).

3.6.1 In lieu of depositing cash as the Security Deposit, Tenant shall have the right to deliver to Landlord an unconditional, irrevocable, standby letter of credit in the amount of the cash Security Deposit otherwise required hereunder, which letter of credit shall (i) be in a form reasonably acceptable to Landlord, (ii) be issued by a financial institution selected by Tenant and reasonably acceptable to Landlord, (iii) be for the benefit of Landlord, but shall be transferable at Tenant’s sole cost and expense by Landlord to any subsequent purchaser or encumbrancer of the Building, (iv) be automatically renewable from year to year throughout the Lease Term, (v) be payable by draft sight in a location reasonably acceptable to Landlord upon presentation of a certification signed by an officer of Landlord which states that Tenant has failed to perform any of its monetary or non-monetary obligations, and all notice and cure provisions of the Lease have been provided for and lapsed, and (vi) be payable in the event such letter of credit is not renewed on or before the date which is thirty (30) days prior to its expiration. Any amounts of cash drawn on a letter of credit Security Deposit will thereafter be treated as a cash Security Deposit hereunder.

3.6.2 Tenant shall have the right at any time during the Lease Term upon thirty (30) days prior written notice to Landlord (i) to replace a cash Security Deposit with a letter of credit which complies with all the terms of Section 3.6.1, or (ii) to replace a letter of credit Security Deposit with a corresponding amount of cash.

3.6.3 Springing Security Deposit. Within 40 days after the end of each calendar quarter, Tenant shall provide to Landlord an Officer’s Certificate in the form of Exhibit B attached hereto to the effect that (i) either (a) the value of the Tenant’s cash, cash equivalents and marketable investment securities (as set forth in Tenant’s financial statements) at the end of such calendar quarter are equal to or greater than $80,000,000, or (b) the value of the Tenant’s cash, cash equivalents and marketable investment securities at the end of such calendar quarter are less than $80,000,000. If the value of the Tenant’s cash, cash equivalents and marketable investment securities drops below $80,000,000, Tenant shall, within five business (5) days after delivery of such Officer’s Certificate, deposit with Landlord an additional security deposit in an amount equal to $1,200,000 (payable in cash or in the form of a letter of credit reasonably acceptable to Landlord in accordance with the provisions of Section 3.6.1) (the “Springing Security Deposit” and, together with the Security Deposit, the “Security Deposits”); provided, however, in the event Tenant’s cash, cash equivalents and marketable investment securities once again exceeds $80,000,000 for two consecutive calendar quarters, Landlord shall promptly return the Springing Security Deposit to Tenant; provided, further, in the event Tenant reports financial profitability for four consecutive quarters, the requirements of this Section 3.6.3 shall be permanently eliminated and Landlord shall promptly return the Springing Security Deposit to Tenant. Failure to timely provide such Officer’s Certificate or such Springing Security Deposit, if required, shall be a default under this Lease.

3.6.4 If Tenant fails to pay Rent when required or fails to perform any other covenant contained herein, Landlord may use or retain all or any part of the Security Deposits for the payment of any sum not so paid, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant’s default, provided that Landlord provides written notice to Tenant and the applicable cure period for such default has expired without Tenant effecting a cure. If any portion of the Security Deposits are so applied or used, then Tenant shall, within 5 business days after written notice thereof, deposit an additional amount with Landlord sufficient to restore each said Security Deposit to the amount set forth above and Tenant’s failure to do so shall constitute a breach of this Lease.

3.6.5 If Tenant has performed all of its monetary and other obligations hereunder at the termination of this Lease, Landlord shall return each said Security Deposit to Tenant within 30 days after termination of this Lease, less any amounts required to restore the Premises to good condition and repair, reasonable wear and tear excepted, including repairing any damage resulting from the removal by Tenant of its trade fixtures or equipment.

3.6.6 Landlord’s obligation with respect to the Security Deposits are that of a debtor and not as a trustee, consequently, such sums may be commingled with rental receipts or dissipated and no interest shall accrue thereon.

3.6.7 In the event of the sale of the real property of which the Premises constitute a part, Landlord’s successor in interest shall assume Landlord’s obligations with respect to the sums held as security or advance rent and notify Tenant in writing setting forth the particularity of such transfer, including the successor’s name and address. Upon such assumption and written notification, Tenant shall have no further claim against Landlord with respect to any such Security Deposits and hereby waives all rights against Landlord in such regard. Notwithstanding the foregoing, Landlord will remain personally liable to the extent Landlord’s successor in interest fails to assume the Landlord’s obligations with respect to the deposit as specified above.

ARTICLE 4. POSSESSION

4.1 Possession. Tenant hereby acknowledges that as of the Commencement Date it is in possession of the Premises, and is familiar with the condition thereof and accepts the Premises in its “as is” condition with all faults, and Landlord makes no representation or warranty of any kind with respect the Premises, and Landlord will have no obligation to improve, alter or repair the Premises, except as specifically set forth herein. It is understood and agreed that Landlord is not obligated to install any equipment, or make any repairs, improvements or alterations to the Premises.

4.2 NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT LANDLORD IS LEASING THE PREMISES “AS IS” AND “WHERE IS,” AND WITH ALL FAULTS AND THAT, LANDLORD IS MAKING NO REPRESENTATIONS AND WARRANTIES WHETHER EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, WITH RESPECT TO THE QUALITY OR PHYSICAL CONDITION OF THE PROPERTY, THE INCOME OR EXPENSES FROM OR OF THE PROPERTY, OR THE COMPLIANCE WITH THE PROPERTY WITH APPLICABLE BUILDING OR FIRE CODES, ENVIRONMENTAL LAWS OR OTHER LAWS, RULES, ORDERS OR REGULATIONS. WITHOUT LIMITING THE FOREGOING, IT IS UNDERSTOOD AND AGREED THAT LANDLORD MAKES NO WARRANTY OF THE HABITABILITY, SUITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. TENANT AGREES THAT IT ASSUMES FULL RESPONSIBILITY FOR, AND THAT IT HAS PERFORMED EXAMINATIONS AND INVESTIGATIONS OF THE PREMISES, INCLUDING SPECIFICALLY, WITHOUT LIMITATION, EXAMINATIONS AND INVESTIGATIONS FOR THE PRESENCE OF ASBESTOS, PCBS AND OTHER HAZARDOUS SUBSTANCES, MATERIALS AND WASTES (AS THOSE TERMS MAY BE DEFINED HEREIN OR BY APPLICABLE FEDERAL OR STATE LAWS, RULES OR REGULATIONS) ON OR IN THE PREMISES. WITHOUT LIMITING THE FOREGOING, TENANT IRREVOCABLY WAIVES ALL CLAIMS AGAINST LANDLORD WITH RESPECT TO ANY ENVIRONMENTAL CONDITION, INCLUDING CONTRIBUTION AND INDEMNITY CLAIMS, WHETHER STATUTORY OR OTHERWISE. EXCEPT AS PROVIDED IN SECTION 3.4, TENANT ASSUMES FULL RESPONSIBILITY FOR ALL COSTS AND EXPENSES REQUIRED TO CAUSE THE PROPERTY TO COMPLY WITH ALL APPLICABLE BUILDING AND FIRE CODES, MUNICIPAL ORDINANCES, ENVIRONMENTAL LAWS AND OTHER LAWS, RULES, ORDERS, AND REGULATIONS.

ARTICLE 5. USE

5.1 Permitted Use of Premises. The Premises shall be used and occupied by Tenant solely for laboratory, research, administration, pharmaceutical and related health care uses. The Premises are to be used for no other purposes without first obtaining the consent of Landlord, which consent shall not be unreasonably withheld.

5.2 Compliance with Laws. Tenant, at Tenant’s sole expense, shall promptly comply, or cause compliance, with all laws, ordinances, zoning restrictions, rules, regulations, orders and requirements of any duly constituted public authorities now or hereafter affecting the Premises, including the use, safety, cleanliness and occupation of the Premises.

5.3 Prohibited Uses. Tenant shall not do, bring or keep anything in or about the Premises that will cause a cancellation of any insurance covering the Premises or the Building. Tenant shall not use the Premises in any manner that will constitute waste, nuisance or unreasonable annoyance to owners or occupants of nearby properties. Tenant shall not do anything on the Premises that will cause material damage to the Building. Tenant shall place no loads upon the floors, walls or ceiling of the Building in excess of the maximum designed load or which may materially damage the Building. No machinery, apparatus, or other appliance shall be used or operated in or on the Premises that will vibrate or shake the Premises.

ARTICLE 6. ALTERATIONS AND ADDITIONS

6.1 Alterations. Tenant shall not make any alterations, improvements or additions to any part of the structural or exterior portion of the Building or any of the Building’s base building systems (including without limitation the base building HVAC, mechanical, electrical, plumbing or life safety systems) without obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld. So long as alterations, improvements and additions do not affect the structural or exterior portion of the Building or any of the Building’s base building systems, Tenant shall be permitted to make all reasonable alterations, improvements and additions to, on or at the Premises. Any such improvements, excepting movable furniture, trade fixtures and equipment, shall become part of the realty and belong to Landlord. All alterations and improvements shall be properly permitted and installed at Tenant’s sole cost, by a licensed contractor, in a good and workmanlike manner, and in conformity with the laws of all applicable duly constituted public authorities. Any alterations that Tenant shall desire to make which require the consent of Landlord shall be presented to Landlord in written form with detailed plans. Tenant shall: (i) acquire all applicable governmental permits; (ii) furnish Landlord with copies of both the permits and the plans and specifications before the commencement of the work, and (iii) comply with all conditions of said permits in a prompt and expeditious manner. Any alterations shall be performed in a workmanlike manner with good and sufficient materials. Tenant shall promptly upon completion of any alterations that require the consent of Landlord pursuant to this section furnish Landlord with as-built plans and specifications. In the event Tenant installs improvements or makes any alterations, Tenant shall only be required to remove such improvements or alterations if Landlord’s approval was conditioned upon Tenant’s removal of such improvements or alterations. Tenant shall, in any event, repair any damage resulting from the removal of machinery or trade fixtures of Tenant.

6.2 Notice of Commencement. At least 10 days prior to commencing any work relating to any alterations, improvements or additions which require Landlord’s prior consent or which have been approved by Landlord, Tenant shall notify Landlord in writing of the expected date of commencement. Landlord shall have the right at any time thereafter to post and maintain in the work area on the Premises such notices as Landlord reasonably deems necessary to protect Landlord and the Premises from mechanics’ liens, materialmen’s liens or any other liens, provided that such postings shall not interfere with such work. Tenant shall pay, when due, all claims for labor or materials furnished to or for Tenant for use in improving the Premises. Tenant shall not permit any mechanics’ or materialmen’s liens to be levied against the Premises arising out of work performed, materials furnished, or obligations to have been performed on the Premises by or at the request of Tenant. Tenant hereby indemnifies and holds Landlord harmless against loss, damage, attorneys’ fees and all other expenses on account of claims of lien of laborers or materialmen or others for work performed or materials or supplies furnished for Tenant or its contractors, agents or employees. If Tenant fails to remove or bond any lien(s) filed against the Premises in connection with any work performed or any work claimed to have been performed by or at the direction of Tenant within 10 days from the date of the lien(s) filing, Landlord may remove such lien(s) at Tenant’s expense and Tenant shall reimburse Landlord for all costs incurred by Landlord in connection with the removal of the lien(s), which amount shall be deemed Additional Rent, and shall include, without limitation, all sums disbursed, incurred or deposited by Landlord, including Landlord’s costs, expenses and actual attorneys’ fees, with interest thereon, at the Default Rate from the date of expenditure. If Tenant shall contest the validity of any such lien, claim or demand, then Tenant shall, at its sole expense defend and protect itself, Landlord and the Premises against the same and shall pay and satisfy any such judgment that may be rendered thereon before the enforcement thereof. If Landlord shall require, Tenant shall furnish a surety bond in an amount equal to 150% of the amount of such contested lien, claim or demand, indemnifying Landlord against liability for the same.

6.3 Trade Fixtures. Tenant may install trade fixtures, machinery or other trade equipment in conformance with the ordinances of all applicable duly constituted public authorities. Tenant may remove any of such trade fixtures or machinery upon the termination of this Lease. In the event that Tenant installs machinery or trade fixtures, Tenant shall, at Landlord’s option, return the Premises on termination of this Lease to the same condition as existed at the date of entry, reasonable wear and tear excepted.

ARTICLE 7. SURRENDER OF PREMISES

7.1 Conditions upon Surrender. Upon the expiration, or earlier termination, of this Lease, Tenant shall surrender the Premises to Landlord in its condition existing as of the Commencement Date, normal wear and tear, casualty, condemnation and acts of God excepted, with all interior walls in good repair, the HVAC equipment, plumbing, electrical and other mechanical installations in good operating order to the reasonable satisfaction of Landlord, and the clean-up, removal and detoxification of any Hazardous Materials as required in Section 33.2.5. Tenant shall remove from Premises all of Tenant’s alterations which Landlord requires Tenant to remove pursuant to Section 6.1 and all Tenant’s personal property, and shall repair any damage and perform any restoration work caused by such removal. If Tenant fails to remove such alterations and Tenant’s personal property which Tenant is authorized and obligated to remove pursuant to the above, and such failure continues after the termination of the Lease, Landlord may retain such property and all rights of Tenant with respect to it shall cease, or Landlord may place all or any portion of such property in public storage for Tenant’s account. Tenant shall pay to Landlord upon demand costs of removal of such alterations and Tenant’s personal property and storage and transportation costs of same, and the cost of repairing and restoring the Premises, together with attorneys’ fees and interest at the Default Rate on said amounts, from the date of expenditure by Landlord. If the Premises are not so surrendered at the termination of this Lease, Landlord may, in its sole discretion, either (a) upon written notice to Tenant, treat Tenant as a month-to-month tenant at will, subject to all the terms, covenants and conditions of this Lease, or (b) proceed with an unlawful detainer action and pursue all other rights and remedies available to Landlord. Notwithstanding the foregoing, Tenant shall not remove from the Premises any base building electrical, plumbing, HVAC, life safety systems; and attached laboratory benches, autoclaves, climatized rooms, and gas and liquid distribution systems.

ARTICLE 8. UTILITIES AND SERVICES

8.1 Utilities. Tenant shall make all arrangements for and pay for all water, sewer, gas, heat, light, power, telephone service and any other service or utility Tenant requires at the Premises. Landlord shall not be liable for any failure or interruption of any utility service being furnished to the Premises, and no such failure or interruption shall entitle Tenant to terminate this Lease; provided, however, that Tenant will be entitled to Rent abatement in connection with any such failure or interruption to the extent Landlord receives lost rental income insurance proceeds.

ARTICLE 9. INDEMNIFICATION

9.1 Indemnity of Landlord. Tenant hereby agrees to indemnify, defend (with attorneys approved by Landlord), protect, and hold Landlord and Landlord’s agents, employees, directors, officers, managers, members, partners, affiliates, independent contracts and property managers (“Landlord’s Agents”), harmless from any and all liabilities, costs, expenses and losses by reason of injury to person or property (“Losses”), caused by, arising out of, or related to, the condition of the Premises or the use or occupancy of the Premises by Tenant, its agents, directors, officers, managers, members, partners, affiliates, independent contracts and property managers, or invitees (“Tenant’s Agents”), including without limitation, any liability for injury to the person or property of Tenant or Tenant’s Agents, but excepting any Loss resulting from the material breach of the Lease by Landlord or the gross negligence or willful misconduct of Landlord or Landlord’s Agents. Tenant’s obligation hereunder shall survive the termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such termination.

9.2 Waiver of Claims. Tenant, as a material part of the consideration rendered to Landlord in entering into this Lease, hereby waives all claims against Landlord for damages to goods, wares, machinery, trade fixtures, or other property of Tenant, Tenant’s Agents or any other person in or about the Premises, whether such damage or injury is caused by or results from Landlord’s negligence, fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, HVAC or lighting fixtures, or from any other cause, whether the said injury or damage results from conditions arising upon the Premises or upon other portions of the building of which the Premises are a part, or from other sources or places, but excepting any claims resulting from the gross negligence or willful misconduct of Landlord or Landlord’s Agents. Notwithstanding Landlord’s negligence or breach of this Lease, Landlord shall under no circumstances be liable for loss of profits or special, incidental or consequential damages arising therefrom.

9.3 Landlord Indemnification. Landlord agrees to indemnify, defend, protect and hold harmless Tenant and Tenant’s agents, employees, directors, and officers from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from any Losses, caused by Landlord’s material breach of this Lease or the gross negligence or willful misconduct of Landlord and/or any of Landlord’s Agents. The obligations of Landlord under this Section 9.3 shall survive the termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such termination.

9.4 Claims for Indemnification. If any indemnitee under Sections 9.2 or 9.3 above (an “Indemnitee”) shall believe that such Indemnitee is entitled to indemnification pursuant to this Article 9 in respect of any Losses, such Indemnitee shall give the appropriate indemnifying party (each, as applicable, an “Indemnifying Party”) prompt written notice thereof. Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification. The failure of such Indemnitee to give notice of any claim for indemnification promptly shall not adversely affect such Indemnitee’s right to indemnity hereunder except to the extent that such failure adversely affects the right of the Indemnifying Party to assert any reasonable defense to such claim.

9.5 Defense of Claims. In connection with any claim which may give rise to indemnity under this Article 9 resulting from or arising out of any claim or proceeding against an Indemnitee by a person that is not a party hereto, the Indemnifying Party shall (unless such Indemnitee elects not to seek indemnity hereunder for such claim), upon written notice to the relevant Indemnitee, assume the defense of any such claim or proceeding. The Indemnifying Party shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such claim or proceeding, shall take all steps necessary in the defense or settlement thereof and shall at all times diligently and promptly perform resolution thereof. Without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld, the Indemnifying Party will not enter into any settlement of, or any claim or proceeding which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. Without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, the Indemnitee will not enter into any settlement or any claim or proceeding which would lead to liability or create any financial or other obligation on the part of the Indemnifying Party unless the Indemnifying Party has failed or refused to acknowledge responsibility for or defend such claim or proceeding within a reasonable period of time after notice is provided pursuant to Section 9.4.

ARTICLE 10. INSURANCE

10.1 Landlord’s Insurance. Landlord shall maintain, at Tenant’s sole expense, which Tenant shall pay to Landlord as Additional Rent in the manner set forth in Section 10.2, a policy or policies of insurance protecting Landlord against the following:

10.1.1 Fire and other perils normally included within the classification of fire and extended coverage, together with insurance against vandalism and malicious mischief, to the extent of the full replacement cost of the Premises, including earthquake and flood coverage, exclusive of trade fixtures, equipment and improvements insured by Tenant, with agreed value, full replacement and other endorsements which Landlord may elect to maintain.

10.1.2 Eighteen (18) months of rental loss insurance and to the extent of 100% of the gross rentals from the Building of which the Premises constitute a part.

10.1.3 Public liability and property damage insurance with respect to the Building in amounts (i) not less than $2,000,000 for injury or death to any one person in any one accident or occurrence, (ii) not less than $5,000,000 for injury or death to more than one person in any one accident or occurrence, and (iii) not less than $5,000,000 of excess umbrella liability insurance for damage to the Building.

10.1.4 Public liability and property damage insurance with respect to common areas in amounts (i) not less than $1,000,000 for injury or death to any one person in any one accident or occurrence, (ii) not less than $2,000,000 for injury or death to more than one person in any one accident or occurrence, (iii) not less than $3,000,000 of excess umbrella liability insurance, and, (iv) not less than $1,000,000 per occurrence for damage to the common areas.

10.1.5 At Landlord’s sole option, environmental liability or environmental clean-up/remediation insurance in such amounts and with such deductibles and other provisions as Landlord may reasonably determine; provided such insurance can be obtained at commercially reasonable rates.

10.2 Payment. Tenant shall pay to Landlord all costs of insurance provided by Landlord pursuant to Section 10.1 within 30 days after receipt of an invoice from Landlord advising Tenant of the costs paid by Landlord for such insurance. To the extent that any such insurance is maintained pursuant to a blanket or similar policy of insurance, then the cost thereof shall be equitably allocated to the Premises by Landlord.

10.3 Tenant’s Insurance. Tenant shall maintain at its sole cost and expense, in force a policy or policies of insurance protecting Landlord and Tenant against each of the following:

10.3.1 Commercial general liability insurance with respect to the Premises insuring against bodily injury or death and property damage in amounts (i) not less than $5,000,000 in the aggregate and (ii) not less than $2,000,000 per occurrence. Landlord shall be included as additional insured. All such bodily injury and property damage insurance shall specifically insure the performance by Tenant of the indemnity agreement as to personal injury or property damage contained in Section 9.

10.3.2 Insurance covering alterations, additions or improvements permitted under Section 6, trade fixtures and personal property from time to time in or upon the Premises in an amount not less than 80% of their fair market value from time to time during the term of this Lease, providing protection against any peril included within the classification “fire and extended coverage,” for the repair or replacement of the property damaged or destroyed unless this Lease shall terminate pursuant to Section 19 hereof.

10.3.3 All policies of insurance to be provided by Tenant shall be issued by insurance companies, with general policy holder’s rating of not less than A and a financial rating of not less than Class X as rated in the most current available “Best’s” Insurance Reports, and admitted to do business in the State of Utah. The policies will provide standard lessors loss payable and additional insured endorsements to protect the interest of Landlord for covered third-party liability and first-part property damage losses. The policies provided by Tenant shall be for the mutual and joint benefit and protection of Landlord and Tenant, and executed copies of such policies of insurance or certificates thereof shall be delivered to the Landlord within 10 days after the Commencement Date and, thereafter, within 30 days prior to the expiration of the term of each such policy. All public liability and property damage policies shall contain a provision that the Landlord, although named as an additional insured, shall nevertheless be entitled to recover under said policies for any loss occasioned to it or Landlord’s Agents by reason of the negligence of the Tenant. Upon the expiration or termination of any such policy, renewal or additional policies shall be procured and maintained by the Tenant to provide the required coverage. All policies of insurance delivered to Landlord must contain a provision that the company writing said policy will provide to Landlord with 30 days notice in writing in advance of any cancellation or lapse or the effective date of any reduction in the amounts of insurance. All public liability, property damage and other casualty policies shall be written as primary policies, not contributing with and not in excess of coverage which Landlord may carry.

10.3.4 Notwithstanding anything to the contrary, Tenant’s obligation to carry the insurance described in this Section may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by the Tenant, provided that (i) Landlord will be named as an additional insured thereunder as their interests may appear, (ii) the coverage afforded Landlord will not be reduced or diminished by reason of the use of such blanket policy of insurance, and (iii) the requirements set forth herein are otherwise satisfied. Tenant agrees to permit Landlord at all reasonable times to inspect the policies of insurance of Tenant covering the Premises for policies which are not required to be delivered to Landlord.

10.3.5 From time to time during the Lease Term, but no more often than once every five (5) years, Landlord shall have the right to require Tenant to increase the amount of any insurance required to be maintained hereunder to levels that are customarily carried by landlords owning or operating comparable properties in the State of Utah or to otherwise account for inflation since the date of this Lease.

10.4 Release of Subrogation Rights. Landlord and Tenant hereby mutually release each other from liability and waive all right to recover against each other for any loss from perils insured against under their respective insurance policies, including any extended coverage and special form endorsements to said policies; provided, however, this Section shall be inapplicable if it would have the effect, but only to the extent that it would have the effect of invalidating any insurance coverage of Landlord or Tenant. The parties shall obtain, if available, from their respective insurance companies, a waiver of any right of subrogation which said insurance company may have against the Landlord or the Tenant, as the case may be.

10.5 Failure to Provide Insurance. Failure by Tenant to obtain or maintain the insurance required herein shall be a default under this Lease, and Landlord shall have all of its rights hereunder, including, the right to use or retain all or any part of the Security Deposits for the payment of any such sum not so paid.

ARTICLE 11. TAXES

11.1 Personal Property Taxes. Tenant shall pay prior to delinquency all taxes, assessments, license fees, and other public charges levied, assessed or imposed or which become payable during the term of this Lease upon any trade fixtures, furnishings, equipment and all other personal property of Tenant installed or located in the Premises. Whenever possible, Tenant shall cause said trade fixtures, furnishings, equipment and personal property to be separately assessed. If, however, any or all of said items shall be assessed and taxed with the real property, Tenant shall pay to Landlord such taxes as are attributable to Tenant’s trade fixtures, furnishings, equipment and personal property within 15 days after receipt of an invoice from Landlord advising Tenant of the taxes applicable to Tenant’s property.

11.2 Real Property Taxes. Tenant shall also pay at least 20 days before due any and all real estate taxes, as defined in Section 11.3, assessed or imposed, or which become a lien upon or become chargeable against or payable in connection with the Premises. Tenant shall upon written request provide Landlord evidence of such payment in a form reasonably acceptable to Landlord. Real estate taxes for the last year of the term of this Lease shall be prorated between Landlord and Tenant as of the expiration date of the term. With respect to any assessments which may be levied against or upon the Premises, or which under the laws then in force may be evidenced by improvement or other bonds and may be paid in annual installments, only the amount of such annual installment, with appropriate proration for any partial year, and interest thereon, shall be included within a computation of taxes and assessments levied against the Premises.

11.3 Definition of Real Estate Taxes. For purposes of this Lease, “real estate taxes” shall also include each of the following:

11.3.1 Any form of assessment, license fee, license tax, bond or improvement bond, business license tax, commercial rental tax, levy, charge, penalty, or tax, imposed by any authority having the direct power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement or special district thereof, as against any legal or equitable interest of Landlord in the Premises or the real property of which the Premises constitute a part;

11.3.2 Any assessment, tax, fee, levy or charge in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included with the definition of real property tax. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of real property tax for purposes of this Lease;

11.3.3 Any tax allocable to or measured by the area of the Premises or the rental payable hereunder, including without limitation, any excise tax levied by the State, any political subdivision thereof, city, or federal government, with respect to the receipt of such rental, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use of occupancy by Tenant of the Premises, or any portion thereof,

11.3.4 Any tax upon any transaction to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and

11.3.5 Any tax, fee, levy, assessment or charge, or any increase therein: (i) imposed by reason of events occurring during the term of this Lease, including but not limited to, any reassessment of such property taxes caused by a change in the ownership of the Premises, and (ii) levied or assessed on machinery or equipment, if any, provided by Landlord to Tenant pursuant to this Lease.

11.3.6 “Real estate taxes” shall not include Landlord’s federal, state or city income, franchise, inheritance or estate taxes.

ARTICLE 12. COMMON AREAS

12.1 Common Area. Common areas shall include all areas within the Premises outside the exterior boundaries of the buildings situated thereon, including, but not limited to, streets, driveways, parking areas, truckways, delivery passages, loading doors, sidewalks, ramps, open and closed courts and malls, landscaped and planted areas, exterior stairways, bus stops, retaining and decorative walls and planters, and other areas provided for the use of Tenant, its employees and invitees.

12.2 Maintenance. Tenant shall maintain said common areas in a neat, clean and orderly condition, properly lighted and landscaped as Landlord and Ground Lessor (as defined below) shall determine, including, but not limited to, general maintenance, repairs, pest control, resurfacing, painting, restriping, cleaning, sweeping and trash removal; maintenance and repair of sidewalks and curbs; sprinkler systems, planting and landscaping; lighting, water, music and other utilities; directional signs and other markers and bumpers; maintenance and repair of any fire protection systems, automatic sprinkler systems, lighting systems, storm drainage systems and any other utility systems; and personnel or contractors to implement such service and to police the common areas.

12.3 Care of Premises. Tenant shall, at its sole cost and expense keep the Premises and exterior and interior portions of windows, doors, and all other glass or plate glass fixtures in a working neat, clean, sanitary, safe and good condition and repair, and shall keep the Premises free from trash, rubbish and dirt. Tenant shall make all repairs or replacements thereon or thereto, whether ordinary or extraordinary.

12.4 Maintenance of Equipment. Except as provided in Section 3.4, Tenant shall, at its sole cost and expense, keep and maintain all utilities, fixtures and mechanical equipment used, or available for use, by Tenant (wherever located) in good working order, condition and repair. Said items shall include, but are not limited to, all plumbing or sewage facilities in the Premises, doors, locks and closing devices, windows, including glass, lights, electric systems and equipment, heating and air conditioning systems and equipment, and all other appliances and equipment of every kind.

12.5 Roof, Walls, Foundation and Structural. Except as provided in Section 3.4, at its cost and expense, Tenant will keep in good condition and repair the roof, foundation, load bearing walls and structural elements of the Premises to keep the Premises in the same condition and repair existing as of the Commencement Date, normal wear and tear, casualty, acts of God and condemnation excepted.

12.6 Compliance with Governmental Regulations. Except as provided in Section 3.4, Tenant shall, at its sole cost and expense, promptly and properly observe and comply with, including the making by Tenant of any alterations to the Premises, all present and future orders, regulations, directions, rules, laws ordinances, and requirements of all governmental authorities (including, without limitation, state, municipal, county and federal governments and their departments, bureaus, boards and officials) arising from the use or occupy of, applicable to, the Premises.

12.7 Service Contracts. Except to the extent self-performed by Tenant’s qualified and experienced personnel, Tenant shall, at Tenant’s sole cost and expense, procure and maintain contracts, with copies to Landlord, in customary form and substance for, and with contractors specializing and experienced in the maintenance of the following equipment and improvements, if any, if and when installed on the Premises: (i) HVAC equipment, (ii) boiler, and pressure vessels, (iii) fire extinguishing systems, including fire alarm and/or smoke detection, (iv) landscaping and irrigation system, (v) roof covering and drains, and (vi) any other equipment, if reasonably required by Landlord; provided, however, in the event such equipment or improvement is under warranty, Tenant shall not be obligated to procure and maintain such service contract until such warranty expires.

12.8 Action by Landlord if Tenant Fails to Maintain. If Tenant refuses or neglects to repair or maintain the Premises as required by Sections 12.3, 12.4, 12.5, or 12.6 to the reasonable satisfaction of Landlord, Landlord, at any time following 10 days from the date on which Landlord shall make written demand on Tenant to affect such repair or maintenance, may, but shall not have the obligation to, make such repair and/or maintenance (without liability to Tenant for any loss or damage which may occur to Tenant’s merchandise, fixtures or other personal property, or to Tenant’s business by reason thereof, other than due to Landlord’s gross negligence or willful misconduct) and upon completion thereof, Tenant shall pay to Landlord as Additional Rent Landlord’s costs for making such repairs, plus interest at the Default Rate upon demand herefore. If Tenant refuses or neglects to comply with Section 12.7, Landlord reserves the right, upon notice to Tenant, to procure and maintain any or all of such service contracts, and if Landlord so elects, Tenant shall reimburse Landlord, upon demand, for the cost thereof. Moreover, Tenant’s failure to pay any of the charges in connection with the performance of its maintenance and repair obligations under this Lease will constitute a material default under the Lease.

12.9 Tenant’s Costs. Within 60 days after the Commencement Date, and within 60 days after the beginning of each calendar year, Landlord shall give Tenant a written estimate, for such calendar year, expenses in connection with maintenance of the Premises by Landlord pursuant to Section 12.8. Tenant shall pay such estimated amount to Landlord in equal monthly installments, in advance. Within 90 days after the end of each calendar year, Landlord shall furnish to Tenant a statement showing in reasonable detail the costs incurred by Landlord, if any, for the operation and maintenance of the Premises during such year (the “Annual Statement”), and Tenant shall pay to Landlord Tenant’s proportionate share of the cost incurred in excess of the payments made by Tenant within 10 days of receipt of such statement. In the event that the payments made by Tenant for the operation and maintenance of the Premises exceed Tenant’s share of the cost of same, such amount shall be credited by Landlord to the Rent or other charges next due and owing, provided that, if the Lease term has expired, Landlord shall accompany said statement with the amount due Tenant.

ARTICLE 13. SIGNS AND ADVERTISING

13.1 Signs. Landlord shall designate the location on the Premises for one or more exterior Tenant identification sign(s) and Tenant shall not display or erect any other signs, displays, or other advertising materials that are visible from the exterior of the building. The size, design, and other physical aspects of the permitted sign(s) shall be subject to the Landlord’s written approval prior to installation, which approval will not unreasonably be withheld, any covenants, conditions, or restrictions encumbering the Premises, any applicable municipal or other governmental permits and approvals. The cost of the sign(s), including but not limited to the permitting, installation, maintenance and removal thereof shall be at Tenant’s sole cost and expense. By executing this Lease, Landlord hereby approves Tenant’s signage currently existing on the Premises.

ARTICLE 14. ENTRY BY LANDLORD

14.1 Entry by Landlord. Tenant shall permit Landlord and Landlord’s Agents, prospective purchasers, lenders, investors and contractors to enter the Premises at all reasonable times, upon giving Tenant 5 days prior written notice, except in the event of an emergency in which case the 5 days prior written notice is not required (but Landlord shall still immediately notify Tenant): (i) for the purpose of inspecting the same, (ii) for the purposes of performing any of Tenant’s obligations under this Lease that Tenant has failed to perform after notice and the expiration of the applicable cure period, including, without limitation, Landlord’s rights pursuant to Section 12.8, or (iii) for the purpose of posting notices of non-responsibility for alterations, additions, or repairs.

14.2 Entry to Relet Premises. Landlord may, upon two (2) days prior notice, during reasonable business hours within 12 months prior to the expiration of this Lease, enter the Premises for the purpose of allowing prospective tenants to view the Premises.

14.3 No Liability. Landlord shall be permitted to enter the Premises for any of the purposes stated in and in accordance with Sections 14.1 and 14.2 above without any liability to Tenant for any loss of occupation of quiet enjoyment of the Premises resulting therefrom.

ARTICLE 15. ASSIGNMENT AND SUBLETTING

15.1 Assignment and Subletting. Tenant shall neither voluntarily nor by operation of law, assign, sell, encumber, pledge or otherwise transfer all or any part of Tenant’s leasehold estate hereunder, or permit the Premises to be occupied by anyone other than Tenant or Tenant’s employees, or sublet the Premises or any portion thereof, without Landlord’s prior written consent in each instance, which consent shall not be unreasonably withheld. Any purported assignment or subletting contrary to these provisions shall be void. It shall not be unreasonable for Landlord to base its determination as to whether consent will be granted in any specific instance on, without limitation, the following factors: (a) whether the assignee’s or subtenant’s use of the Premises will be compatible with the provisions of this Lease; (b) the financial capacity of the assignee or subtenant; (c) the business reputation of the assignee or subtenant; (d) the quality and type of the business operations of the assignee or subtenant; (e) the business experience of the proposed assignee or subtenant; and (f) that each and every covenant, condition or obligation imposed upon Tenant by this Lease is assumed by such assignee or subtenant and each and every right, remedy or benefit afforded Landlord by this Lease is not thereby impaired or diminished. This list of factors is not intended to be exclusive, and Landlord may rely on such other reasonable basis for judgment as may apply from time to time. Consent by Landlord to one or more assignments of this Lease or to one or more sublettings of the Premises shall not operate to exhaust Landlord’s rights under this Section.

15.2 Notice to Landlord. If Tenant desires at any time to assign this Lease or to sublet the Premises or any portion thereof, it shall first notify Landlord of its desire to do so and shall submit in writing to Landlord (the “Transfer Notice”); (i) the size and location of the space Tenant proposes to assign or sublet; (ii) the name of the proposed assignee; (iii) the date on which the Tenant proposes that the transfer be effective, which shall not be earlier than the date which is 30 days after the Transfer Notice (iv) the nature of the proposed assignee’s business to be carried on in the Premises; (v) the terms and provisions of the proposed sublease or assignment; (vi) such reasonable financial information as Landlord may request concerning the proposed assignee, and (vii) such other information as Landlord may reasonably require. Tenant agrees to reimburse Landlord for Landlord’s actual costs and attorneys’ fees (not to exceed $2,000) incurred in conjunction with the processing and documentation of any such requested assignment, subletting, transfer, change or ownership or hypothecation of this Lease.

15.3 Notwithstanding Section 15.1 and 15.2, Landlord agrees that Tenant may assign its interest in this Lease, without Landlord’s prior written consent or notice, to any (each such assignment, a “Specially Permitted Assignment”) successor by merger or sale of substantially all of Tenant’s assets to which this Lease relates in a manner such that the assignee will become liable and responsible for the performance and observance of all Tenant’s duties and obligations hereunder. In addition, Tenant may assign its interest in this Lease to any corporation or other entity which controls, is controlled by, or is under common control with Tenant, a corporation or other entity will be regarded as in control of another corporation or entity if its owns or controls in excess of 50% of the voting stock or other ownership interest of the other corporation or entity), subject to the prerequisite condition that the corporation or other entity to which Tenant’s interest in this Lease would be assigned must demonstrate to the satisfaction of Landlord that: (i) it has financial soundness and capability which is equal to or greater than that of Tenant, (ii) it’s net worth is equal to or greater than that of Tenant’s immediately preceding such assignment, (iii) the assignee’s use of the Premises will be compatible with the provisions of the Lease, and (iv) each and every covenant, condition or obligation imposed upon Tenant by this Lease is assumed by such assignee and each and every right, remedy or benefit afforded Landlord by this Lease is not thereby impaired or diminished.

15.4 No Release of Liability. No subletting or assignment, even with the consent of Landlord, shall relieve Tenant of its obligation to pay the Rent and perform all the other obligations to be performed by Tenant hereunder. The acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any assignment or subletting.

15.5 Transfer Premiums. If Tenant assigns or sublets its rights under this Lease, Tenant shall pay to Landlord as Additional Rent, after Tenant has recovered any relevant leasing commissions, costs of tenant improvements and other expenses of the assignment or sublease, 50% of such excess consideration due and payable to Tenant from said assignment or sublease to the extent said consideration exceeds the Base Monthly Rental and all other costs which constitute “Additional Rent” (including, without limitation, amounts attributable to insurance, utilities, maintenance and repairs, Ground Lease rental and real estate taxes) or a pro rata portion of the Base Monthly Rental and Additional Rent, in the event only a portion of the Premises is sublet or assigned (“Profits”); provided, however, Landlord will not be entitled to any Profits derived in connection with a Specially Permitted Assignment.

15.6 Landlord’s Option. If Tenant desires at any time to assign or sublet all or substantially all of the Premises, Landlord, within 15 days after Landlord’s receipt of all of the information required in the Transfer Notice, may by written notice to Tenant elect to terminate this Lease as to the entire Premises. In the event the Landlord elects to terminate the Lease, the Lease shall terminate on the proposed date the transfer would be effective as specified in the Transfer Notice and Tenant shall have no further obligations with respect to the Premises other than to surrender and vacate the Premises on or before the effective date of termination. After any such election by Landlord, Landlord shall be entitled to re-lease the Premises in Landlord’s sole and absolute discretion.

ARTICLE 16. DISPOSSESSION

16.1 No Dispossession. If Tenant shall surrender the Premises, or be disposed by process of law, or otherwise, Landlord may terminate this Lease, retake possession of the Premises, pursue its remedies provided herein, and any personal property or trade fixtures belonging to Tenant and left on the Premises shall, at the option of Landlord, be deemed abandoned. In such case, Landlord may dispose of said personal property in any manner and is hereby relieved of all liability for doing so.

ARTICLE 17. BREACH BY TENANT

17.1 Events of Default. The occurrence of any of the following shall constitute a breach and material default of this Lease by Tenant:

17.1.1 The failure of Tenant to pay or cause to be paid when due any Base Monthly Rental, Additional Rent, Rent, Security Deposits (including the Springing Security Deposit), taxes, monies, or charges required by this Lease to be paid by Tenant when such failure continues for a period of 5 business days after written notice thereof from Landlord to Tenant;

17.1.2 The failure of Tenant to perform any term, covenant or condition, other than payment of Rent, Security Deposits (including the Springing Security Deposit), taxes, monies or charges, required by this Lease and Tenant shall have failed to cure such failure within 30 days after written notice from Landlord; provided, however, that where such failure cannot reasonably be cured within the 30 day period, the Tenant shall not be in default if it has commenced such cure within the same 30 day period and diligently thereafter prosecutes the same to completion;

17.1.3 Subject to the notice and cure provisions of Section 17.1.2 above, Tenant causing, permitting, or suffering, without the prior written consent of Landlord, any act when this Lease requires Landlord’s prior written consent or prohibits such act; or

17.1.4 To the extent permitted by applicable law, any act of bankruptcy cause, suffered or permitted by Tenant. For purposes of this Lease, “act of bankruptcy” shall include any of the following:

17.1.4.1. Any general assignment or general arrangement for the benefit of creditors;

17.1.4.2. The filing of any petition by or against Tenant to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy, unless such petition is filed against Tenant and same is dismissed within 120 days;

17.1.4.3. The appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located in the Premises or of Tenant’s interest in this Lease; or,

17.1.4.4. The attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease.

17.2 No Waiver. The acceptance by Landlord of Rent due hereunder after breach by Tenant will not constitute a waiver of such breach, unless a written notice to that effect has been delivered to Tenant.

17.3 Replacement of Statutory Notice Requirements. When this Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notices required by applicable law. When a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this Lease) in the manner required by Section 36.10 shall replace and satisfy the statutory service-of-notice procedures.

ARTICLE 18. REMEDIES UPON BREACH

18.1 Landlord’s Remedies. If Tenant fails to perform any of its affirmative duties or obligations, within 10 days after written notice (or in the case of any facts or circumstances that create an imminent risk of damage to the Property or the Premises or injury to, or death of, persons, without written notice), Landlord may, at its option, perform such duty or obligation on Tenant’s behalf, including but not limited to the obtaining of reasonable required bonds, insurance policies, or governmental licenses, permits or approvals. Tenant shall pay to Landlord an amount equal to the costs and expenses incurred by Landlord in such performance upon receipt of an invoice, with interest thereon, at the Default Rate from the date of expenditure. In the event of any breach or material default by Tenant under Section 17.1, in addition to other rights or remedies of Landlord at law or in equity, Landlord shall have the following remedies:

18.1.1 Landlord shall have the remedy which provides that, when a tenant has the right to sublet or assign (subject only to reasonable limitations), the landlord may continue the lease in effect after the tenant’s breach and abandonment and recover Rent as it becomes due; provided, however, that Landlord shall not be entitled to collect Rent which could have been reasonably mitigated by Landlord. Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may enforce all of Landlord’s rights and remedies under this Lease, including the right to recover all Rent as it becomes due, not including any amount of Rent which Landlord could have reasonably mitigated; and

18.1.2 Landlord, either as an alternative or subsequent to exercising the remedies set forth in Section 18.1.1, may terminate Tenant’s right to possession of the Premises by and upon delivery to Tenant of written notice of termination. Landlord may then immediately reenter the Premises and take possession thereof pursuant to legal proceedings and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant. No notice of termination shall be necessary in the event that Tenant has abandoned the Premises. In the event that Landlord elects to terminate Tenant’s right of possession, Landlord may recover the following:

18.1.2.1. The worth at the time of the award of the unpaid Rent which had been earned at the time of termination. “Worth at the time of award” shall be computed by allowing interest at the Default Rate from the date that each portion of the unpaid Rent became past due and owing, including the applicable Late Charge;

18.1.2.2. The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Landlord could have reasonably mitigated. “Worth at the time of award” shall be determined by allowing interest at the Default Rate from the date that each portion of the such Rent became due and owing, including the applicable Late Charge;

18.1.2.3. The worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of such rental loss that the Tenant proves could be reasonably avoided. “Worth at the time of award” shall be computed by discounting such amount at the discount rate at the Federal Reserve Bank of San Francisco at the time of award plus 1%; and

18.1.2.4. Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom including, but not limited to, commissions that are applicable to the remaining term of this Lease, and expenses of reletting, attorneys’ fees, costs of repairs, recording fees, filing fees and any other expenses customarily resulting from obtaining possession of leased premises and re-leasing. For purposes of clarity, Tenant acknowledges that leasing commissions may vary during any given calendar year and Tenant is responsible for all such leasing commissions regardless of amount so long as such amounts are applicable to the remaining term of this Lease.

18.2 Tenant Remedies. If Landlord defaults in the performance of any obligation imposed on it by this Lease or breaches any warranty set forth herein and does not cure such default or breach within ten (10) days from the date on which Tenant shall make written demand on Landlord specifying the default or breach. Tenant’s sole remedy shall be to obtain a judgment for money damages that can be satisfied from Landlord’s interest in the Premises; provided, however, in the event of an emergency, so as to prevent injury to persons or damage to Premises, Tenant may cure such default or breach prior to the expiration of the cure period above with such written or oral notice to Landlord as is appropriate under the circumstances. Tenant shall have no right to terminate this Lease for any default by Landlord.

ARTICLE 19. DAMAGE OR DESTRUCTION

19.1 Landlord’s Obligation to Rebuild. If the Premises are damaged or destroyed, Landlord shall provide Tenant a good faith estimate of the time it will take to repair the Premises and Landlord shall promptly and diligently repair the Premises unless it has the right to terminate this Lease as provided in Section 19.2 below and it elects to so terminate.

19.2 Landlord’s Right to Terminate. Landlord shall have the right to terminate this Lease following damage to or destruction of the Premises if any of the following occurs: (i) insurance proceeds together with additional amounts Tenant agrees to contribute, if any, are not confirmed to be available to Landlord, within 90 days following the date of damage, to pay 100% of the cost to fully repair the damaged Premises; (ii) the Premises cannot, with reasonable diligence, be fully repaired by Landlord within 18 months after the date of the damage or destruction; (iii) the Premises cannot be safely repaired because of the presence of hazardous factors, including, but not limited to, earthquake faults, radiation, chemical waste and other similar dangers; (iv) the Premises are destroyed or damaged during the last 12 months of the Term; or (v) Tenant is in uncured material default under the terms of this Lease at the time of such damage or destruction.

19.3 Tenant’s Right to Terminate. Tenant shall have the right to terminate this Lease following damage to or destruction of the Premises if any of the following occurs: (i) the Premises cannot, with reasonable diligence, be fully repaired by Landlord within 18 months after the date of the damage or destruction; or (ii) the Premises are destroyed or damaged during the last 12 months of the Term.

If a party elects to terminate this Lease and has the right to so terminate, such party will give the other party written notice of its election to terminate within 90 days after it has knowledge of such damage or destruction, and this Lease will terminate 15 days after receipt of such notice. If this Lease is terminated pursuant to Section 19.2, Landlord shall, subject to the rights of its lender(s), be entitled to receive and retain all the insurance proceeds resulting from such damage, except for those proceeds payable under policies obtained by Tenant which specifically insure Tenant’s personal property, trade fixtures and machinery. If neither party elects to terminate the Lease, Landlord shall, promptly following the date of such damage or destruction and receipt of amounts required by Tenant, if any, pursuant to Section 19.2(i) above, commence the process of obtaining necessary permits and approvals, and shall diligently commence repair of the Premises as soon as practicable and thereafter prosecute the same diligently to completion, in which event this Lease will continue in full force and effect.

19.4 Limited Obligation to Repair. Landlord’s obligation, should it elect or be obligated to repair or rebuild, shall be limited to the Premises, Building and common areas, and Tenant shall, at its expense, replace or fully repair all Tenant’s personal property and any alterations installed by Tenant existing at the time of such damage or destruction. If the Premises are to be repaired in accordance with the foregoing, Landlord shall make available to Tenant any portion of insurance proceeds it receives which are allocable to the alterations constructed by Tenant pursuant to this Lease provided Tenant is not then in material default.

19.5 Abatement of Rent. Rent shall be temporarily abated in proportion to the degree to which Tenant’s use of the Premises is impaired during any period when, by reason of such damage or destruction, Landlord and Tenant reasonably determine that there is substantial interference with Tenant’s use of the Building. Such abatement shall commence upon such damage or destruction and end upon completion by Landlord of the repair or reconstruction which Landlord is obligated or undertakes to do. Tenant shall not be entitled to any compensation or damages from Landlord for loss of the use of the Premises, damage to Tenant’s personal property or any inconvenience occasioned by such damage, repair or restoration, except to the extent that such damage or loss is caused by the gross negligence or willful misconduct of Landlord or Landlord’s Agents.

19.6 Replacement Cost. Landlord and Tenant shall work together in good faith to determine the estimated cost of repair of any damage, of the replacement cost, or of the time period required for repairs or replacements under this Article 19.

ARTICLE 20. CONDEMNATION

20.1 Total Taking – Termination. If title to all of the Premises or so much thereof is taken for any public or quasi-public use under any statute or by right of eminent domain so that reconstruction of the Premises will not result in the Premises being reasonably suitable (as reasonably determined by Landlord and Tenant) for Tenant’s continued occupancy for the uses and purposes permitted by this Lease, this Lease shall terminate as of the date possession of the Premises or part thereof be taken.

20.2 Partial Taking. If any part of the Premises is taken and the remaining part after Landlord makes repairs and alterations is reasonably suitable, as reasonably determined by Landlord and Tenant, for Tenant’s continued occupancy for the purposes and uses permitted by this Lease, this Lease shall, as to the part so taken terminate as of the date that possession of such part of the Premises is taken and the Base Monthly Rental shall be reduced in the same proportion that the floor area of the portion of the Building so taken (less any addition thereto by reason of any reconstruction) bears to the original floor area of the Building. Landlord shall, at its sole cost and expense, make all necessary repairs or alterations to the Building so as to make the portion of the Building not taken a complete architectural unit. Such work shall not, however, exceed the scope of the work done by Tenant in originally constructing the Building. Base Monthly Rental due and payable hereunder shall be temporarily abated during such restoration period in proportion to the degree to which Tenant’s use of Premises is impaired. Notwithstanding the foregoing, if more than twenty-five percent (25%) of the square footage of the Building is taken or sold under such threat, Landlord or Tenant may terminate this Lease as of the date that the condemning authority takes possession by delivery of written notice of such election within twenty (20) days after Landlord has been notified of the taking or, in the absence thereof, within twenty (20) days after the condemning authority shall have taken possession.

20.3 No Apportionment of Award. No award for any partial or entire taking shall be apportioned, it being agreed and understood that Landlord shall be entitled to the entire award for any partial or entire taking. Tenant assigns to Landlord its interest in any award which may be made in such taking or condemnation, together with any and all rights of Tenant arising in or to the same or any part thereof. Nothing contained herein shall be deemed to give Landlord any interest in or require Tenant to assign to Landlord any separate award made to Tenant for the taking of Tenant’s personal property, trade fixtures or machinery for the interruption of Tenant’s business, or its moving costs, or for the loss of its goodwill. In addition, Tenant will have the right to make a separate claim in the condemnation proceeding for (a) the taking of the unamortized or undepreciated value of any leasehold improvements that Tenant has the right to remove at the end of the Lease Term and that Tenant elects not to remove, (b) loss of goodwill, and (c) any other amount in addition to the foregoing, so long as any such claim does not reduce the amount of the award payable to Landlord.

20.4 Temporary Taking. No temporary taking of the Premises shall terminate this Lease, but Tenant shall have the right to abate Rent in proportion to the degree to which Tenant’s use of the Premises is impaired during any such period. Any award made to Tenant by reason of such temporary taking shall belong entirely to Tenant and Landlord shall not be entitled to share therein. Each party agrees to execute and deliver to the other all instruments that may be required to effectuate the provisions of this Section.

20.5 Sale Under Threat of Condemnation. A sale made in good faith by Landlord to any authority having the power of eminent domain, either under threat of condemnation or while condemnation proceedings are pending, shall be deemed a taking under the power of eminent domain for all purposes of this Section.

ARTICLE 21. SURRENDER OF LEASE

21.1 Surrender of Lease. The voluntary or other surrender of its interest in this Lease by Tenant or a mutual cancellation of this Lease shall not work a merger, and shall, at the election of Landlord, either terminate all or any existing subleases or subtenancies or operate as an assignment to Landlord of any or all of such subleases or subtenancies. Landlord shall exercise its election within 30 days of any such surrender or cancellation.

ARTICLE 22. ATTORNEYS’ FEES

22.1 Attorneys’ Fees. If either party institutes or is made a party to any action or proceeding to enforce or interpret this Lease, the prevailing party in such action or proceeding shall be entitled to recover all costs and attorneys’ fees incurred in connection with such action or proceeding, or any appeal or enforcement of such action or proceeding.

ARTICLE 23. SALE OF THE PREMISES BY LANDLORD.

23.1 Sale of Premises. Notwithstanding any provisions of this Lease to the contrary, Landlord may assign, in whole or in part, Landlord’s interest in this Lease and may sell all or part of the real estate of which the Premises are a part (the “Real Property”). Should Landlord elect to sell the Real Property, Landlord agrees to notify Tenant of its intent to do so. Landlord’s willingness to notify Tenant is to be considered a courtesy notice only and not an offer to sell, or an obligation of any form on the part of Landlord to sell the Real Property to Tenant. This courtesy notice is not to be construed as an option, an offer to negotiate, a right of first refusal, or any other form of agreement that would obligate Landlord to pursue a sale of the Real Property to Tenant or in any manner prohibit Landlord from its rights to sell all or part of the Real Property as it chooses.

ARTICLE 24. QUIET ENJOYMENT

24.1. Quiet Enjoyment. If Tenant is not in breach (after notice and the expiration of the applicable cure period) under the material covenants made in this Lease, Landlord covenants that Tenant shall have peaceful and quiet enjoyment of the Premises without hindrance on the part of Landlord. Landlord will defend Tenant in the peaceful and quiet enjoyment of the Premises against claims of all persons.

ARTICLE 25. ESTOPPEL CERTIFICATE

25.1 Tenant Estoppel Certificate. Tenant shall at any time during the term of this Lease, within 10 business days of written notice from Landlord, execute and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect or, if modified, stating the nature of such modification. Tenant’s statement shall include other details requested by Landlord, such as the date to which Rent and other charges are paid, Tenant’s knowledge concerning any uncured defaults with respect to Landlord’s obligations under this Lease and the nature of such defaults if they are claimed, and such other matters as Landlord may reasonably request. Any such statement may be relied upon conclusively by any purchaser or lender having an interest in the Premises. Tenant’s failure to deliver such statements within such time shall be conclusive upon the Tenant that this Lease is in full force and effect, except as and to the extent any modification has been represented by Landlord, and that there are no uncured defaults in Landlord’s performance, and that not more than 1 month’s Rent has been paid in advance.

25.2 Tenant Financial Statements. In the event Tenant ceases to be required to file annual financial statements with the SEC, within 120 days after the end of each fiscal year, Tenant shall provide

Landlord a copy of the audited financial statements that have been provided to the SEC or, in the event Tenant is no longer required to deliver such financial statements to the SEC, year-end financial statements, including balance sheets and income statements, reflecting Tenant’s current financial condition for such fiscal year that have been audited by a nationally recognized firm of certified public accountants. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all material respects.

ARTICLE 26. SUBORDINATION AND ATTORNMENT

26.1 Subordination of Lease. This Lease and Tenant’s rights under this Lease are subject and subordinate to any Mortgage, ground lease, and to all renewals, modifications, consolidations, replacements, or extensions thereof, now or hereafter affecting the Premises. The provisions of this Section shall be self-operative, and no further instrument of subordination shall be required. In confirmation of such subordination, however, Tenant shall within 10 business days execute and deliver any instruments that Landlord, the holder of any Mortgage, or the Landlord of any ground lease may request to evidence such subordination. If Tenant fails to execute and deliver any such instruments, Tenant irrevocably constitutes and appoints Landlord as Tenant’s special attorney-in-fact to execute and deliver such instruments.

26.2 Attornment to Lender. If the holder of any Mortgage, or the Landlord of any ground lease affecting the Premises, shall hereafter succeed, by foreclosure or otherwise, to the rights of Landlord under this Lease, Tenant shall attorn to and recognize such successor as Tenant’s Landlord under this Lease, and shall promptly execute and deliver any instruments that may be necessary to evidence such attornment, and Tenant hereby irrevocably appoints Landlord as Tenant’s special attorney in fact to execute and deliver such instruments on behalf of Tenant should Tenant refuse or fail to do so. Upon such attornment, this Lease shall continue in effect as a direct lease between such successor Landlord and Tenant upon and subject to all of the provisions of this Lease. Notwithstanding the foregoing, Tenant’s agreement both to subordinate and to attorn, as set forth in this Article, is contingent upon Tenant’s receipt of a nondisturbance agreement from the holder of any encumbrance placed against the Premises, in a recordable, commercially reasonable form or in the holder’s standard form, providing that in the event of any foreclosure, sale under a power of sale, ground or master lease termination, or transfer in lieu of any of the foregoing, or the exercise of any other remedy under any such encumbrance, but subject to such holder’s form exceptions, or other reasonable exceptions: (i) Tenant’s use, possession, and enjoyment of the Premises will not be disturbed and this Lease will continue in full force and effect so long as Tenant is not in default; and (ii) this Lease will automatically become a lease directly between any successor to Landlord’s interest, as landlord, and Tenant, as if that successor were the landlord originally named in the lease.

ARTICLE 27. HOLDING OVER

27.1 Holding Over. If Tenant should remain in possession of the Premises after the expiration of the term of this Lease without executing a new lease, then such holding over shall be construed as a tenancy from month to month, subject to all the conditions, provisions and obligations of this Lease insofar as they are applicable to a month to month tenancy, including the provisions of Article 3, except that the Base Monthly Rental shall be one hundred twenty-five percent (125%) of the Base Monthly Rental last due, payable monthly in advance. Notwithstanding the foregoing, if Tenant fails to vacate the Premises or Tenant fulfills less than all of its material obligations hereunder at the end of the Lease Term, Tenant also shall be liable for all damages incurred by Landlord by reason of the latter’s inability to deliver possession of the Premises or any portion thereof to any other person.

ARTICLE 28. MORTGAGEE PROTECTION

28.1 Mortgagee Protection. In the event of any default on the part of Landlord, Tenant agrees to give notice by registered or certified mail to any beneficiary of a deed of trust or mortgage covering the Premises whose address shall have been furnished to the Tenant and shall offer such beneficiary or mortgagee a reasonable opportunity to cure such default (such cure period not to exceed 90 days after receipt of such notice) before Tenant shall attempt to exercise any other remedy.

ARTICLE 29. LIABILITY OF SUCCESSORS

29.1 Successor’s Liability. The covenants and conditions herein contained shall, subject to the provisions as to assignment, apply to and bind the heir, successors, executors, administrators, and permitted assigns of all the parties hereto and all of the parties hereto shall be jointly and severally liable for the covenants contained herein.

ARTICLE 30. EASEMENTS

30.1. Easements. Landlord reserves the right, from time to time, to grant such easements, rights and dedications that Landlord deems necessary or desirable, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights, dedications, maps and restrictions do not unreasonably interfere with the use of the Premises by Tenant or any of the provisions of this Lease. Tenant shall sign any documents or instruments to accomplish the foregoing upon request of Landlord, and failure to do so shall constitute a material breach of this Lease. Tenant irrevocably appoints Landlord as Tenant’s special attorney in fact to execute and deliver such documents or instructions on behalf of Tenant should Tenant refuse or fail to do so.

ARTICLE 31. GROUND LEASE

31.1 Ground Lease. The land underlying the Building is not owned by Landlord and is subject to that certain Ground Lease (the “Ground Lease”) dated as of December 10, 2003, by and between Landlord, as lessee, and the University of Utah, as ground lessor (“Ground Lessor”). Tenant hereby agrees that this Lease is subject to, and subordinate to, the Ground Lease. All rent, fees, dues and other expenses (“Ground Lease Fees”) imposed by the Ground Lessor under the Ground Lease shall be the sole responsibility of Tenant. Tenant shall pay at least 20 days before due any and all Ground Lease Fees to Landlord as Additional Rent. Each payment shall be made promptly on demand throughout the term of this Lease and shall be paid without deduction or offset. Tenant shall faithfully observe and comply with the provisions of the Ground Lease. Tenant shall not have any rights or interests in the Premises or under this Lease greater than those held by the Landlord as the tenant under the Ground Lease, or impose any duty or obligation on the Landlord greater than those imposed on it under the Ground Lease. Any violation by Tenant of any of the provisions of the Ground Lease shall be a default under this Lease. Tenant has received a copy of the Ground Lease prior to the execution of this Lease, and such receipt is acknowledged hereby. Tenant acknowledges that nothing in this Lease obligates Landlord to extend the term of this Lease under the Ground Lease, and upon the termination of the Ground Lease, the term of this Lease shall automatically terminate.

ARTICLE 32. QUITCLAIM DEED

32.1 Quitclaim Deed. Tenant shall execute and deliver to Landlord on the expiration date or earlier termination of this Lease, promptly on Landlord’s request, a quitclaim deed to the Premises, in recordable form, designating Landlord as transferee.

ARTICLE 33. HAZARDOUS MATERIALS

33.1 Definitions:

33.1.1 Hazardous Materials Laws. “Hazardous Materials Laws” means any and all federal, state or local laws, ordinances, rules, decrees, orders, regulations or court decisions relating to hazardous substances, hazardous materials, hazardous waste, toxic substances, environmental conditions on, under or about the Premises, or soil and ground water conditions, including, amendments to and any regulations promulgated pursuant to the foregoing, and any similar federal, state or local laws, ordinances, rules, decrees, orders or regulations.

33.1.2 Hazardous Materials. “Hazardous Materials” means any chemical, compound, substance or other material, including, without limitation, gasoline, diesel, aviation fuels, lubricating oils, solvents and chemicals, that: (i) is defined as a hazardous substance, hazardous material, hazardous waste or toxic substance under any Hazardous Material Law; (ii) is controlled or governed by any Hazardous Materials Law, or gives rise to any reporting, notice or publication requirements thereunder, or gives rise to any liability, responsibility or duty on the part of Tenant or County with respect to any third person thereunder; or (iii) is a flammable or explosive material, asbestos, radioactive material, nuclear medicine material, drug, vaccine, bacterial, virus, hazardous waste, toxic substance, or related injurious or potentially injurious material (by itself or in combination with other materials).

33.2 Tenant’s Obligations

33.2.1 Compliance with Laws. Tenant shall strictly comply with, and shall maintain the Premises in compliance with, all Hazardous Materials Laws. Tenant shall obtain and maintain in full force and effect all permits, licenses and other governmental approvals required for Tenant’s operations on the Premises under any Hazardous Materials Laws and shall comply with all terms and conditions thereof. At Landlord’s request, Tenant shall deliver copies of, or allow Landlord to inspect, all such permits, licenses and approvals. Tenant shall perform any monitoring, investigation, clean-up, removal, detoxification, preparation of closure or other required plans and any other remedial work (collectively, “Remedial Work”) required as a result of any release or discharge of Hazardous Materials from the Premises or any violation of Hazardous Materials Laws caused by Tenant or any subtenant of Tenant or their respective agents, contractors, employees, licensees or invitees (but not by Landlord or Landlord’s Agents). Landlord shall have the right to intervene in any governmental action or proceeding involving any Remedial Work, and to approve performance of the work, in order to protect Landlord interests. Tenant shall be solely responsible for paying all fines, damages and penalties imposed by any governmental agency resulting from Tenant’s violation of any Hazardous Materials Laws.

33.2.2 Compliance with Insurance Requirements. Tenant shall comply with the requirements of Tenant’s insurers regarding Hazardous Materials and with such insurers’ recommendations based upon prudent industry practices regarding management of Hazardous Materials.

33.2.3 Notice; Reporting. Tenant shall notify Landlord in writing immediately after any of the following: (a) Tenant has knowledge, or has reasonable cause to believe, that any Hazardous Material has been released or discharged under or about the Premises in violation of Hazardous Materials Laws and such release or discharge requires reporting to a public agency; (b) Tenant receives any order of a governmental agency requiring any Remedial Work pursuant to any Hazardous Materials Laws; (c) Tenant receives any warning, notice of violation or alleged violation, or Tenant receives notice or knowledge of any proceeding, investigation of enforcement action, pursuant to any Hazardous Materials Laws; or (d) Tenant receives written notice of any claims made by any third party against Tenant or the Premises relating to any loss or injury resulting from Hazardous Materials. Upon Landlord’s prior written request, Tenant shall deliver to Landlord copies of all test results, reports and business management plans required to be filed with any government agency pursuant to any Hazardous Materials Laws.

33.2.4 Entry and Inspection; Cure. Landlord and its agents, employees and contractors, shall have the right to enter the Premises at all reasonable times to inspect the Premises and Tenant’s compliance with the terms and conditions of this Section 33, or to conduct investigations and tests that do not unreasonably disrupt Tenant’s business or possession of the Premises. No prior notice to Tenant shall be required in the event of any emergency, or if Landlord has reasonable cause to believe that violations by Tenant of this Section 33 have occurred, or if Tenant consents at the time of entry. In all other cases, Landlord shall give at least 5 days prior written notice to Tenant. Landlord shall have the right, but not the obligation, to remedy any violation by Tenant of the provisions of this Section 33, or to perform any Remedial Work necessitated as a result of any discharge by Tenant of Hazardous Materials on the Premises after notice to Tenant and opportunity for Tenant to perform the same. Tenant shall pay, upon demand, all costs incurred by Landlord in remedying such violations or performing all Remedial Work necessitated by the acts or omissions of Tenant and/or its agents or employees, plus interest thereon at the rate of 10 percent per annum from the date of demand until the date paid by the Tenant.

33.2.5 Termination/Expiration. Upon termination or expiration of this Lease, Tenant shall, at Tenant’s cost, remove any equipment utilized in connection with any Hazardous Materials and shall clean up, detoxify, repair and otherwise restore the Premises to a condition in compliance with applicable Hazardous Materials Laws, to the extent such condition is caused by Tenant or any subtenant of Tenant or their respective agents, contractors, employees, licensees or invitees. Upon termination or expiration of this Lease, Tenant shall, at Tenant’s cost, permit Landlord and Landlord’s Agents to enter the Premises upon giving Tenant 5 days prior written notice for the purposes of inspecting the environmental condition of the Premises, including an audit of any Hazardous Materials that are located on the Premises.

33.2.6 Indemnification. Tenant shall indemnify, protect, defend and hold Landlord (and its employees and agents) harmless from and against any and all claims, costs, expenses, suits, judgments, actions, investigations, proceedings and liabilities arising out of or in connection with any breach of any provision of this Lease to the extent arising out of the use, generation, storage, release, disposal or transportation of Hazardous Materials by Tenant or any subtenant, or their respective agents, contractors or employees upon the Premises (but not by Landlord or Landlord’s Agents), on, under or about the Premises during the Term, including, but not limited to, all foreseeable and unforeseeable consequential damages and the cost of any Remedial Work, but excepting any loss or injury resulting from the breach of the Lease by Landlord or the gross negligence or willful misconduct of Landlord or Landlord’s Agents. Neither the consent by Landlord to the use, generation, storage, release, disposal or transportation of Hazardous Materials, nor strict compliance with all Hazardous Materials Laws, shall excuse Tenant from Tenant’s indemnification obligations pursuant to this Section 33.2.6. The foregoing indemnity shall be in addition to and not a limitation of the indemnification provisions of Section 9 of this Lease. Tenant’s obligations pursuant to this Section 33.2.6 shall survive the termination or expiration of the Lease. The procedures set forth in Section 9.2 also will apply to this Section.

33.2.7 Default. The release or discharge of any Hazardous Material or violation of any Hazardous Materials Law by Tenant or any subtenant of Tenant shall be a material default by Tenant under the Lease, subject to the cure provisions set forth in 17.1.2. In addition to or in lieu of the remedies available under the Lease as a result of such default, Landlord shall have the right, without terminating the Lease, to require Tenant to suspend its operations and activities in such areas affected by the Hazardous Material release or discharge until Landlord is reasonably satisfied that appropriate Remedial Work has been or is being adequately performed. Landlord agrees that Remedial Work which complies with applicable Hazardous Materials Laws shall be deemed adequately performed and further agrees not to unreasonably delay Tenant from resuming operations in such affected areas. Landlord’s election of this remedy shall not constitute a waiver of Landlord’s right thereafter to declare a default and pursue other remedies set forth in the Lease.

ARTICLE 34. Option to Extend

34.1 Options To Extend. Tenant shall have the option to extend the term of this Lease for two, five year periods, subject to the following provisions:

34.1.1 Tenant shall have no right to exercise an option: (i) during the period commencing with the giving of any notice of default and continuing until said default is cured, (ii) during the period of time any Rent is due and unpaid, or (iii) in the event that Landlord has given three or more notices of separate monetary or material non-monetary defaults, whether or not the defaults are cured, during the 12 months immediately preceding the exercise of the option.

34.1.2 The period of time within which an option may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise an option because of paragraph 34.1.1.

34.1.3 An option shall terminate and be of no further force or effect, notwithstanding Tenant’s due and timely exercise of the option, if, after such exercise and prior to the commencement of the extended term, (i) Tenant fails to pay Rent for a period of 30 days after such Rent becomes due, or (ii) if Tenant commits a default under this Lease and such default is continuing after the expiration of the applicable cure periods set forth in Section 17.1.

34.1.4 Tenant shall exercise the option by delivery of written notice to Landlord not less than 12 months prior to the expiration of the initial term and, if exercised, the first option period, of this Lease. If said notice is not delivered within said time period(s), this option shall terminate.

34.2 Rent –Option.

36.2.1 Rent—First Option. The Base Monthly Rental payable by Tenant during the first option period shall be 100% of the fair market rent for the Premises at the commencement date of such option period. The Base Monthly Rental payable by Tenant would continue to be increased as of the expiration of every year of the option period commencing on the anniversary of the commencement of such option period by an amount equal to 2.75% of the Base Monthly Rental for the preceding year.

36.2.2 Rent—Second Option. The Base Monthly Rental payable by Tenant during the first year of the second option period shall be 100% of the fair market rent for the Premises at the commencement date of such option period. The Base Monthly Rental payable by Tenant would continue to be increased as of the expiration of every year of the option period commencing on the anniversary of the commencement of such option period by an amount equal to 2.75% of the Base Monthly Rental for the preceding year.

34.2.3 Fair Market Rent. If Landlord and Tenant cannot agree on the fair market rent of the Premises for the extension period within 30 days after the Tenant has notified Landlord of Tenant’s exercise of the option, Landlord and Tenant shall each select, within 15 days of such notification, an appraiser who must be a qualified MAI appraiser with at least 5 years experience appraising commercial properties to determine said fair market rental value. If one party fails to so designate an appraiser within the time required, the determination of fair market rental value of the one appraiser who has been designated by the other party within the time required shall be binding on both parties. The appraisers shall submit their determinations of fair market rental value to both parties within 30 days after their selection. If the difference between the two determinations is 10% or less of the higher appraisal, then the average between the determinations shall be the fair market rental value of the Premises. If said difference is greater than 10%, then the two appraisers shall within 15 days of the date the second determination is submitted to the parties designate a third appraiser who must also be a qualified MAI appraiser. The sole responsibility of the third appraiser will be to determine which of the determinations made by the first two appraisers is most accurate. The third appraiser shall have no right to propose a middle ground or any modification of either of the determinations made by the first two appraisers. The third appraiser’s choice shall be submitted to the parties within 20 days after his or her selection. Such determination shall bind both of the parties and shall establish the fair market rental value of the Premises. Each party shall pay the fees and expenses of its appraiser and shall pay equal shares of the fees and expenses of the third appraiser. Fair market rent for the purposes of this Lease shall mean the then prevailing rent for premises comparable in size, quality and location to the demised Premises, leased on terms comparable to the terms contained in this Lease.

ARTICLE 35. Right to Purchase

35.1 Purchase Option. Landlord hereby grants to Tenant the exclusive option to purchase the Premises for 115% of the fair market value of the Premises (the “Purchase Option”), subject to the following provisions:

35.1.1 Tenant shall have no right to exercise the Purchase Option: (i) during the period commencing with the giving of any notice of default and continuing until said default is cured, and (ii) during the period of time any Rent is due and unpaid.

35.1.2 Such Purchase Option must be exercised, if at all, by Tenant delivering to Landlord notice thereof (the “Exercise Notice”) at least 12 months prior to the expiration or termination of the initial Lease Term. If Tenant does not timely deliver the Exercise Notice, the option herein granted shall terminate; time being of the essence with respect to the delivering thereof. If Tenant timely delivers an Exercise Notice, then Landlord shall sell to Tenant, and Tenant shall purchase from Landlord, the Premises for 115% of the fair market value of the Premises. The Premises shall be sold in its then-current, as-is, with all faults conditions and without any representation and warranty, expressed or implied, whatsoever. The closing of the sale transaction shall occur upon the expiration of the initial Lease Term. Upon the termination of the Purchase Option herein granted, (a) Tenant shall execute and deliver such documents as Landlord may request to evidence the termination thereof, and (b) Landlord may execute, file and record an instrument evidencing the termination of the Purchase Option herein granted. If Tenant fails to execute and deliver such documents, then Landlord may do so. Tenant hereby appoints Landlord its attorney in fact for such purpose, which appointment is coupled with an interest and is irrevocable.

35.1.3 Fair Market Value. If Landlord and Tenant cannot agree on the fair market value of the Premises within 30 days after the Tenant has notified Landlord of Tenant’s exercise of the Purchase Option, Landlord and Tenant shall each select, within 15 days of such notification, an appraiser who must be a qualified MAI appraiser with at least 5 years experience appraising commercial properties to determine said fair market value. If one party fails to so designate an appraiser within the time required, the determination of fair market value of the one appraiser who has been designated by the other party within the time required shall be binding on both parties. The appraisers shall submit their determinations of fair market value to both parties within 30 days after their selection. If the difference between the two determinations is 10% or less of the higher appraisal, then the average between the determinations shall be the fair market value of the Premises. If said difference is greater than 10%, then the two appraisers shall within 15 days of the date the second determination is submitted to the parties designate a third appraiser who must also be a qualified MAI appraiser. The sole responsibility of the third appraiser will be to determine which of the determinations made by the first two appraisers is most accurate. The third appraiser shall have no right to propose a middle ground or any modification of either of the determinations made by the first two appraisers. The third appraiser’s choice shall be submitted to the parties within 20 days after his or her selection. Such determination shall bind both of the parties and shall establish the fair market value of the Premises. Each party shall pay equal shares of the fees and expenses of the third appraiser. Fair market value for the purposes of this Lease shall mean the then prevailing fair market value for premises comparable in size, quality and location to the demised Premises, and shall be based on the assumption that Tenant has exercised both of its options to renew the Lease Term in accordance with Section 34 at the then fair market rental rate.

ARTICLE 36. Miscellaneous

36.1 Gender. Whenever the singular number is used in this Lease, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and the word “person” shall include corporation, firm, or association, when required by the context.

36.2 Headings. The headings or title to the paragraphs of this Lease are for convenience only and do not in any way define, limit or construe the contents of such paragraphs.

36.3 Integration. This instrument contains all of the agreements and conditions made between the parties with respect to the hiring of the Premises and may not be modified orally or in any other manner other than by a written instrument signed by all the parties to this Lease.

36.4 Choice of Laws. The laws of the State of Utah as applied to contracts entered into between citizens of the State of Utah and to be performed within the State of Utah shall govern the validity, performance and enforcement of this Lease.

36.5 Severability. If any provision of this Lease is determined to be void by any court of competent jurisdiction, such determination shall not affect any other provisions of this Lease and such other provisions shall remain in full force and effect. If any provision of this Lease is capable of two constructions, one which would render the provision void and one which would render the provision valid, the provision shall be interpreted in the manner which would render it valid.

36.6 Amendment for Financing. Upon written request of Landlord and opportunity for Tenant to review, Tenant agrees to execute any lease amendments not materially altering the terms of this Lease, if required by the first mortgagee or beneficiary of a deed of trust encumbering real property of which the Premises constitute a part (“Mortgagee”) incident to the financing of the real property of which the Premises constitute a part. Any change affecting the amount or timing of the consideration to be paid by Tenant or modifying the term of this Lease shall be deemed as materially alter the terms hereof.

36.7 Payments. Except as may otherwise be expressly stated, each payment required to be made by Tenant shall be in addition to and not in substitution for other payments to be made by Tenant.

36.8 Time of Essence. Time is of the essence in this Lease.

36.9 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials or reasonable substitutes thereof, governmental restrictions, regulations, or controls, enemy or hostile governmental action, civil commotion, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, shall excuse the performance by such party for a period equal to that resulting from such prevention, delay or stoppage, except those obligations of Tenant to make payment for rental and other charges pursuant to the terms of this Lease.

36.10. Notices. All notices to be given by one party to the other under this Lease shall be in writing, mailed or delivered to the other party at the following addresses:

To Landlord:	BMR-383 Colorow Drive LLC
17140 Bernardo Center Drive, Suite 222
San Diego, California 92128
Phone: (858) 485-9840 Fax: (858) 485-9843

To Tenant:	Office of General Counsel
NPS Pharmaceuticals, Inc.
383 Colorow Drive
Salt Lake City, Utah 84108
Phone: (801) 583-4939 Fax: (801) 583-4961

Mailed notices shall be sent by United States Postal Service, certified or registered mail, postage prepaid and shall be deemed to have been given on the date of posting in the United States Postal Service.

Either party may, with proper notice, at any time designate a different address to which notices shall be sent.

36.11. Brokers. Landlord and Tenant each represents to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation and/or execution of this Lease except as follows: Bioscience Capital Consulting, LLC and agree to indemnify and defend the other against all liability, costs, expenses and charges arising from any claims that may be made against them by any real estate broker, agent, finder, or other person, alleging to have acted on behalf of Landlord or Tenant.

36.12. Confidentiality. During the course of this Lease the parties may exchange certain financial statements, accounting records and other documents that are clearly stamped “confidential” (“Confidential Information”). Landlord and Tenant hereby acknowledge and agree that the Confidential Information of each party is to be kept strictly confidential. Accordingly, except as may be required by law or court order, neither Landlord nor Tenant will, without the prior written consent of the other party, use, release, publish or otherwise distribute (and shall not authorize or permit any other person or entity to use, release, publish or otherwise distribute) any of the other party’s Confidential Information to any person or entity other than such party’s prospective lenders and purchasers of the Real Property and legal and financial advisors, each of whom shall agree to hold such information strictly confidential as if such persons were bound by the provisions of this Section 36.12. The obligations of this Section 36.12 will not apply to information that the receiving party can establish by written records (a) was known by it prior to the receipt of the Confidential Information from the disclosing party; (b) was disclosed to the receiving party by a third party having the right to do so; (c) was, or subsequently became, in the public domain through no fault of the receiving party, its officers, directors, employees or agents; or (d) was disclosed by the receiving party pursuant to any judicial, governmental or stock exchange request, requirement or order, so long as the receiving party provides the disclosing party with sufficient prior notice in order to allow the disclosing party to contest such request, requirement or order.

36.13 Memorandum of Lease. Except as set forth in this Section 36.13, Tenant shall neither execute nor record a memorandum of this Lease. Tenant shall execute, acknowledge and deliver at any time after the date of this Lease, at the request of Landlord, a “memorandum of lease” suitable for recording. Landlord may record such a memorandum of lease.

36.14 Absolute Net Lease. Except as provided in Section 3.4, this Lease shall be deemed and construed to be a “absolute net lease” and, except as herein expressly provided, the Landlord shall receive all payments required to be made by Tenant, free from all charges, assessments, impositions, expenses, deductions of any and every kind or nature whatsoever. Landlord shall not be required to furnish any services or facilities or to make any repairs, replacements, or alterations of any kind in or on the Premises except as specifically provided herein. Tenant shall receive all invoices and bills relative to the Premises and, except as otherwise provided herein, shall pay for all expenses directly to the person or company submitting a bill without first having to forward payment for the expenses to Landlord. Tenant shall at Tenant’s sole cost and expense be responsible for the management of the Premises, shall maintain the landscaping, parking lot and shall make those additional repairs and alterations required of Tenant hereunder to maintain the property in first class condition.

36.15 Waiver of Jury Trial. The parties hereby waive their respective rights to trial by jury in any action or proceeding involving the Premises or arising out of this Lease.

36.16 Americans with Disabilities Act. Since compliance with the Americans with Disabilities Act (ADA) is dependent on Tenant’s specific use of the Premises, Landlord makes no warranty or representation as to whether or not the Premises comply with the ADA or any similar legislation. In the event that Tenant’s use of the Premises requires modifications or additions to the Premises in order to be in ADA compliance, Tenant agrees to make any such necessary modifications and/or additions at Tenant’s expense.

36.17 Execution in Counterparts. This Lease may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one agreement. To facilitate execution of this Lease, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

[Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year set forth at the beginning hereof.

LANDLORD:			TENANT:

BMR-383 COLOROW DRIVE LLC, a Delaware limited liability company			NPS PHARMACEUTICALS, INC., a Delaware corporation

By:	BioMed Realty, L.P.,
	a Maryland limited partnership,		By:	/s/ MORGAN R. BROWN
	its Member		Name:	Morgan R. Brown
			Title:	VP Finance

/s/ GARY A. KREITZER
	Name:	Gary A. Kreitzer
	Title:	Executive V.P.

EXHIBIT A

DESCRIPTION OF PREMISES

Property located on the University of Utah at Research Park.

Three parcels of land located within the Southeast Quarter Of Section 3, Township 1 South, Range 1 East, Salt Lake Base And Meridian, described as follows:

Leasehold estate:

Beginning at a point South 65°11’09” East 66.35 feet and North 54°38’21” East 190.000 feet from the existing street monument at Tabby Lane and Colorow Drive, said point of beginning also being a record West 1970.16 feet, North 1931.31 feet, and North 54°38’21” East 190.000 feet From the Southeast Corner of Section 3, Township 1 South, Range 1 East, Salt Lake Base and Meridian; and running thence North 54°42’57” West 573.288 feet; thence North 35°21’39” West 61.714 feet; thence North 54°38’21” East 589.38 feet; thence South 35°21’40” East 602.601 feet; thence South 54°38’21” West 399.379 feet to the point of beginning.

Non-exclusive easements for purposes of access and landscaping to run concurrently with the Lease:

Beginning at a point South 65°11’09” East 66.35 feet from the existing street monument a Tabby Lane and Colorow Drive, said Point Of Beginning also being a record West 1970.16 feet and North 1931.31 feet from the Southeast Corner of Section 3, Township 1 South, Range 1 East, Salt Lake Base and Meridian; and running thence North 35°21’39” West 540.887 feet; thence South 54°42’57” East 573.288 feet; thence South 54°38’21” West 190.000 feet to the point of beginning, and

Beginning at a point South 65°11’09” East 66.35 feet and North 54°38’21” East 589.379 feet from the existing street monument at Tabby Lane and Colorow Drive, said point of beginning also being a record West 1970.16 feet, North 1931.31 feet and North 54°38’21” East 589.379 feet from the Southeast Corner of Section 3, Township 1 South, Range 1 East, Salt Lake Base and Meridian; and running thence North 35°21’40” West 602.601 feet; thence South 46°58’28” East 615.196 feet; thence South 54°38’21” West 123.845 feet to the point of beginning

The following is shown for informational purposes only: Tax Parcel No. 16-03-400-002-2007 and 16-03-400-002-6007

The basis of bearing for this parcel is the record bearing of North 35°21’39” West along the center line of Colorow Drive between the existing street monuments at Tabby Lane and Wakara Drive.

[EXHIBIT A]

EXHIBIT B

FORM OF OFFICER’S CERTIFICATE

[Date]

BMR-383 Colorow Drive LLC

Attn: Gary A. Kreitzer

17140 Bernardo Center Drive, Suite 222

San Diego, CA 92128

Re:	Lease Agreement: Officer’s Certificate

Ladies and Gentlemen:

This certificate is delivered pursuant to Section 3.6.3 of that certain Lease Agreement dated as of December 22, 2005 (the “Lease”), by and between BMR-383 Colorow Drive LLC, a Delaware limited liability company (“Landlord”) and NPS Pharmaceuticals, Inc., a Delaware corporation (“Tenant”). Tenant hereby represents, warrants and certifies that:

(a) [Choose one:][(1): The value of Tenant’s cash, cash equivalents and marketable investment securities at calendar quarter end [                                    ] is equal to or greater than $80,000,000][or][(2): The value of Tenant’s cash, cash Equivalents and marketable investment securities during the calendar quarter ending [                                                 ] is less than $80,000,000.]

(b) [If Applicable:][The value of Tenant’s cash, cash equivalents and marketable investment securities has been equal to or greater then $80,000,000 at the end of the two consecutive calendar quarters: [                            ] and [                                ].]

(c) [If Applicable:][The Tenant has reported financial profitability during the following four consecutive calendar quarters: [                                             ], [                                         ], [                                                 ] and [                                ].]

The Landlord is entitled to rely on each of these representations, warranties and certifications. Capitalized terms used in this certificate that are otherwise not defined shall have the meaning assigned in the Lease.

NPS PHARMACEUTICALS, INC.,[1] a Delaware corporation.

By:
Name:
Title:

[1]	[This certificate must be signed by the chief financial officer or vice president finance of NPS Pharmaceuticals, Inc.]

[EXHIBIT B]